AVADEL PHARMACEUTICALS PLC
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Avadel Pharmaceuticals plc (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the date approved by the Board of Directors (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:
Cash Retainers
Annual Retainer for Board Membership: $52,100 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.
Additional Annual Retainer for Non-Executive Chair:    $35,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:    $20,000
Audit Committee member:    $10,000
Compensation Committee Chair:    $15,000
Compensation Committee member:    $7,500
Nominating and Corporate Governance Committee Chair:    $10,000
Nominating and Corporate Governance Committee member:    $5,000
Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.
Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase

49,500 shares, which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2020 Omnibus Incentive Compensation Plan) of the Company’s ordinary shares on the business day immediately preceding the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
Annual Award: On each date of each Annual General Meeting of Shareholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director will receive (x) an annual stock option award (the “Annual Option Award”) to purchase 11,000 shares, and (y) an annual restricted stock award (the “Annual Restricted Stock Award” and together with the Annual Option Award, the “Annual Awards”) of 11,000 shares, each of which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting for the Annual Awards shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Annual Option Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value of the Company’s ordinary shares on the business day immediately preceding the date of grant.
Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2020 Omnibus Incentive Compensation Plan).
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.
Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $675,000; (or such other limits as may be set forth in Section 3(d) of the Company’s 2020 Omnibus Incentive Compensation Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions. Notwithstanding the foregoing, the Board may make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Non-Employee Directors, as the Administrator may determine, provided that the Non-

Employee Director receiving such Awards may not participate in the decision to make such Awards.
Adopted July 30, 2024.